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Leo N. Hitt Direct Phone: +1 412 288 3298 Email: lhitt@reedsmith.com

July 9, 2010
Exhibit 12 (2)

Equity Income Fund,
 a Series of California Investment Trust
4000 Ericsson Drive
Warrendale, PA 15086-7561

SM&R Equity Income Fund,
 a Series of SM&R Investments, Inc.
2450 South Shore Boulevard, Suite 400
League City, Texas 77573

Ladies and Gentlemen:

You have requested our opinion concerning certain federal income tax consequences of a transaction (the “Reorganization”) in which all of the assets of SM&R Equity Income Fund (the “Reorganizing Fund”), a series of SM&R Investments, Inc., a Maryland corporation, will be acquired by Equity Income Fund (the “Surviving Fund”), a series of California Investment Trust, a Delaware statutory trust, solely for shares of the Surviving Fund (the “Surviving Fund Shares”), which shall thereafter be distributed to the shareholders of the Reorganizing Fund (the “Reorganizing Fund Shareholders”) in liquidation of the Reorganizing Fund.  Each of the Surviving Fund and the Reorganizing Fund is a separate portfolio, which is treated as a separate corporation under Section 851(g) of the Internal Revenue Code of 1986, as amended (the “Code”).  Both the Surviving Fund and the Reorganizing Fund have elected to be taxed as Regulated Investment Companies under Section 851(a) of the Code.  The terms and conditions of the Reorganization are set forth in an Agreement and Plan of Reorganization dated as of March 23, 2010 (the “Agreement”), by and between the California Investment Trust, on behalf of its series, the Surviving Fund, and SM&R Investments, Inc., on behalf of its series, the Reorganizing Fund, attached hereto as Annex C.  This opinion is rendered to you pursuant to paragraph 8.5 of the Agreement.

We have reviewed and relied upon the Registration Statement on Form N-14 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) in connection with the Reorganization, the certificates provided to us by the Surviving Fund and the Reorganizing Fund in connection with the rendering of this opinion, attached hereto as Annex A and Annex B, and such other documents and instruments as we have deemed necessary for the purposes of this opinion.

NEW YORK ■ LONDON ■ HONG KONG ■ CHICAGO ■ WASHINGTON, D.C. ■ BEIJING ■ PARIS ■ LOS ANGELES ■ SAN FRANCISCO ■ PHILADELPHIA ■ PITTSBURGH
OAKLAND ■ MUNICH ■ ABU DHABI ■ PRINCETON ■ NORTHERN VIRGINIA ■ WILMINGTON ■ SILICON VALLEY ■ DUBAI ■ CENTURY CITY ■ RICHMOND ■ GREECE

Equity Income Fund SM&R Equity Income Fund July 9, 2010 Page 2

Based upon and subject to the foregoing, and assuming that the Reorganization will take place as described in the Agreement, we are of the opinion that, for federal income tax purposes:

(a)           The transfer of all of the Reorganizing Fund’s assets to the Surviving Fund solely in exchange for the Surviving Fund Shares (followed by the distribution of Surviving Fund Shares to the Reorganizing Fund Shareholders in dissolution and liquidation of the Reorganizing Fund) will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the Surviving Fund and the Reorganizing Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

(b)           No gain or loss will be recognized by the Surviving Fund upon the receipt of the assets of the Reorganizing Fund solely in exchange for Surviving Fund Shares.

(c)           No gain or loss will be recognized by the Reorganizing Fund upon the transfer of the Reorganizing Fund’s assets to the Surviving Fund solely in exchange for Surviving Fund Shares or upon the distribution (whether actual or constructive) of Surviving Fund Shares to Reorganizing Fund Shareholders in exchange for their Reorganizing Fund shares.

(d)           No gain or loss will be recognized by any Reorganizing Fund Shareholder upon the exchange of its Reorganizing Fund shares for Surviving Fund Shares.

(e)           The aggregate tax basis of the Surviving Fund Shares received by each Reorganizing Fund Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Reorganizing Fund shares held by such shareholder immediately prior to the Reorganization.  The holding period of Surviving Fund Shares received by each Reorganizing Fund Shareholder will include the period during which the Reorganizing Fund shares exchanged therefor were held by such shareholder, provided the Reorganizing Fund shares are held as capital assets at the time of Reorganization.

(f)           The tax basis of the Reorganizing Fund’s assets acquired by the Surviving Fund will be the same as the tax basis of such assets to the Reorganizing Fund immediately prior to the Reorganization.  The holding period of the assets of the Reorganizing Fund in the hands of the Surviving Fund will include the period during which those assets were held by the Reorganizing Fund.

Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on the Surviving Fund, the Reorganizing Fund or any Reorganizing Fund Shareholder with respect to any asset as to which unrealized gain or loss is required to be recognized for federal income tax purposes as of the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

This opinion is expressed as of the date hereof and is based upon the Code, Treasury regulations promulgated thereunder, administrative positions of the Internal Revenue Service (the “Service”), and judicial decisions, all of which are subject to change either prospectively or retroactively.  There can be

Equity Income Fund SM&R Equity Income Fund July 9, 2010 Page 3

no assurance that changes in the law will not take place which could affect the opinions expressed herein or that contrary positions may not be taken by the Service.  We disclaim any undertaking to advise you with respect to any event subsequent to the date hereof.

The opinions contained herein are limited to those matters expressly covered; no opinion is to be implied in respect of any other matter.  This opinion is addressed solely to you and may not be relied upon by any other person without our prior written consent.

Very truly yours,

LNH:CDD:dh